Exhibit 99.1

HyreCar Announces Third Quarter 2019 Results

Revenues Increase 38% to $3.7 Million; Gross Profit Increases 61% to $2.3 Million

LOS ANGELES--(BUSINESS WIRE)--HyreCar Inc. (NASDAQ: HYRE), the carsharing marketplace for ridesharing, today reported financial results and provided a corporate update for the third quarter ended September 30, 2019.

“HyreCar’s third quarter revenues grew to $3.7 million, even as we continued to improve and expand every aspect of our partnerships and platform,” said Joe Furnari, Chief Executive Officer of HyreCar. “We have now begun to see the fruit of our dealer initiatives resulting in an accelerated rate of increase of number of cars being added to the platform.”

“Building car capacity and scaling dealer relationships were the main themes of our dealer initiatives in the third quarter, as evidenced by approximately 300 commercial accounts who have listed more than 4,300 cars on our platform. As we grow larger commercial accounts we will be able to match our growing driver demand with qualified car inventory, which is projected to grow substantially in the future.”

Third Quarter 2019 Financial Highlights

•	Revenue was $3.7 million, compared to $2.7 million in 2018, an increase of 38%.
•	Gross profit was $2.3 million, compared to $1.5 million in 2018, an increase of 61%.
•	Net Loss of $3.6 million or ($0.24) per share, compared to a net loss of $1.8 million and ($0.15) in 2018.
•	Adjusted Loss of $3.0 million or ($0.20) on a per share basis, also referred to as adjusted net income per share, compared to ($0.14) in 2018.

Adjusted net income per share is a non-GAAP financial measures. See the reconciliations of these measures to their respective most directly comparable GAAP measure below in this press release.

Third Quarter 2019 Financial Discussion

Total revenue in the third quarter of 2019 increased 38%, to a record $3.7 million, compared to $2.7 million, in the third quarter of 2018. Revenue growth in the third quarter was primarily driven by increased booking revenue that rose 4.3% during the quarter as net rental days increased from approximately 140,000 in the second quarter to approximately 146,000 in the third quarter. Revenues were also impacted by a reduction in new driver incentives, seasonality and timing of commercial car supply onto the platform.

Gross profit in the third quarter of 2019 increased to a record $2.3 million, or 63% of revenues, compared to $1.5 million, or 54% of revenues, in the third quarter of 2018. Margin expansion was driven by a higher average net revenue margin and a reduced cost of insurance in the third quarter.

Total operating expenses, consisting of sales and marketing, general and administrative, and research and development expenses, were $6.0 million in the third quarter of 2019, compared to $3.2 million in the same year-ago quarter. The increase in operating expenses was primarily due to increased staffing expenses, marketing and insurance claims payments, and includes $0.7 million in non-cash stock-based compensation costs.

Net loss in the third quarter of 2019 totaled $3.6 million, or $(0.24) per share, compared to a net loss of $1.8 million, or $(0.15) per share, in the prior year’s quarter. Adjusted net loss for the third quarter, after excluding certain non-cash stock-based compensation for employee compensation and legal expenses was $3.0 million, or $(0.20) per share. A reconciliation of net income to adjusted net income per share is included within this press release.

Cash totaled $13.1 million at September 30, 2019. This represented an increase of $8.0 million from $5.1 million at the prior quarter ended June 30, 2019 and an increase of $6.4 million during the first half of the fiscal year from $6.8 million at December 31, 2018. This increase was primarily the result of completion of a secondary offering in July 2019 so has sufficient cash resources to continue operations indefinitely.

Additional Third Quarter 2019 Highlights

•	New drivers to the platform in Q3 2019 were up 54% year over year.
•	Number of cars rented on our platform from commercial partners increased 85% from Q2 2019 to Q3 2019, and from September 2019 to October 2019 commercial bookings grew 98% sequentially.
•	Customer Satisfaction Rates continue to improve as industry leading answer rates greater than 90% and claims resolution times reduced due to improved processes.
•	Technological improvements to security architecture, backend systems to ensure scalability of the HyreCar platform, and reduction of technology costs through code optimizations.
•	Commercial inventory has begun to accelerate with the onboarding of two large regional rental fleet partners with over 200 vehicles in Q3.

Conference Call

Management will host an investor conference call at 2:00 p.m. PST (5:00 p.m. EST) on Tuesday, November 5, 2019 to discuss HyreCar’s third quarter 2019 financial results, provide a corporate update, and conclude with Q&A from participants. All interested parties can join the call by dialing (866) 670-5260 or (409) 217-8773; the conference ID is 7976526. A webcast of the call may be accessed in the Investor Relations section of HyreCar’s website at https://ir.hyrecar.com/. An archive of the webcast will also be available for 90 days on the IR section of the HyreCar website.

About HyreCar

HyreCar Inc. (NASDAQ: HYRE) is a nationwide leader operating a carsharing marketplace for ridesharing in all 50 states and the District of Columbia via its proprietary technology platform. The Company has established a leading presence in Transportation as a Service (TaaS) through individual vehicle owners, dealers and OEM’s, who have been disrupted by automotive asset sharing. By providing a unique opportunity through our safe, secure, and reliable marketplace, HyreCar is transforming the industry by empowering all to profit from TaaS. For more information please visit hyrecar.com.

Forward-Looking Statements

Statements in this release concerning HyreCar Inc.’s (“HyreCar” or the “Company”) future expectations and plans, including, without limitation, HyreCar’s future earnings, partnerships and technology solutions, its ability to add and maintain additional car listings on its platform from car dealers, and consumer demand for cars to be used for ridesharing, may constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which include words such as “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. HyreCar may not realize its expectations, and its beliefs may not prove correct. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described in the section entitled “Risk Factors” in HyreCar’s most recent Annual Report on Form 10-K and HyreCar’s other filings made with the U. S. Securities and Exchange Commission. All such statements speak only as of the date made. Consequently, forward-looking statements should be regarded solely as HyreCar’s current plans, estimates, and beliefs. Investors should not place undue reliance on forward-looking statements. HyreCar cannot guarantee future results, events, levels of activity, performance or achievements. HyreCar does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by applicable law.

Non-GAAP Financial Information

To supplement HYRE’s financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, HYRE presents certain financial measures that are not prepared in accordance with GAAP, adjusted EPS. These non-GAAP financial measures, which are defined below, should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

HYRE is presenting these non-GAAP financial measures to assist investors in seeing HYRE’s operating results through the eyes of management and because HYRE’s believes that these measures provide a useful tool for investors to use in assessing HYRE’s operating performance against prior period operating results and against business objectives. HYRE uses the non-GAAP financial measures in evaluating its operating results and for financial and operational decision-making purposes.

The accompanying tables provide more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures. HYRE has not reconciled adjusted EPS guidance to GAAP net income or GAAP net income per diluted share, respectively, because HYRE does not provide guidance for the reconciling items between these measures and GAAP net income or GAAP net income per diluted share, respectively. As certain of the items that impact GAAP net income and/or GAAP net income per diluted share cannot be reasonably predicted at this time, HYRE is unable to provide such guidance. Accordingly, a reconciliation to GAAP net income or GAAP net income per diluted share is not available without unreasonable effort.

Condensed Balance Sheets

(Unaudited)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalent	$13,143,893	$6,764,870
Accounts receivable	169,476	161,177
Deferred expenses	11,924	20,927
Other current assets	226,645	128,337
Total current assets	13,551,938	7,075,311

Property and equipment, net	9,827	10,613
Intangible assets, net	172,374	221,623
Other assets	95,000	90,000
Total assets	$13,829,139	$7,397,547

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,059,669	$856,925
Accrued liabilities	490,569	775,857
Insurance reserve	640,637	348,442
Deferred revenue	45,737	53,764
Related party advances	9,629	9,629
Total current liabilities	2,246,241	2,044,617
Total liabilities	2,246,241	2,044,617
Commitments and contingencies (Note 3)
Stockholder’s Equity
Preferred stock, 15,000,000 shares authorized, par value $0.00001, 0 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	-	-
Common stock, 50,000,000 shares authorized, par value $0.00001, 16,372,171 and 11,708,041 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	164	117
Additional paid-in capital	35,455,890	21,857,017
Subscription receivable - related party	(7,447)	(7,447)
Accumulated deficit	(23,865,709)	(16,496,757)
Total stockholders’ equity	11,582,898	5,352,930
Total liabilities and stockholders’ equity	$13,829,139	$7,397,547

HYRECAR INC.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues	$3,710,272	$2,685,952	11,022,089	$6,673,634
Cost of revenues	1,372,338	1,235,702	4,425,600	3,723,121
Gross profit	2,337,934	1,450,250	6,596,489	2,950,513
Operating Expenses:
General and administrative	3,189,040	1,210,436	7,768,744	5,256,169
Sales and marketing	2,271,892	1,421,363	4,709,519	3,097,586
Research and development	560,242	587,966	1,608,895	1,110,011
Total operating expenses	6,021,174	3,219,765	14,087,158	9,463,766
Operating loss	(3,683,240)	(1,769,515)	(7,490,669)	(6,513,253)
Other (income) expense
Interest expense	639	3,261	2,500	2,039,719
Other (income) expense	(61,214)	14,909	(124,217)	44,029
Total other (income) expense	(60,575)	18,170	(121,717)	2,083,748
Net loss	$(3,622,665)	$(1,787,685)	(7,368,952)	$(8,597,001)
Weighted average shares outstanding - basic and diluted	15,323,776	11,708,041	13,140,280	7,496,175
Weighted average net loss per share - basic and diluted	$(0.24)	$(0.15)	(0.56)	$(1.15)

Contacts

John Evans
Investor Relations
415-309-0230
j.evans@hyrecar.com